UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 17, 2021

Tilray, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38594	82-4310622
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

655 Madison Avenue, 19th Floor, New York, New York 10065
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (519) 322-8800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class 2 Common stock, par value $0.0001 per share	TLRY	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

Tilray, Inc. (“Tilray”) and certain strategic investors formed a new Delaware limited partnership, Superhero Acquisition L.P. (“Acquisition Co.”), for the sole purpose of acquiring approximately US$165.8 million principal amount of senior secured convertible notes (the “Notes”) originally issued by MedMen Enterprises Inc. (“MedMen”) and certain warrants (the “Warrants”) to acquire Class B subordinate voting shares (the “MedMen Shares”) issued in connection with the original issuance of the Notes.  Pursuant to an Assignment and Assumption Agreement dated as of August 17, 2021, Acquisition Co. completed its acquisition (the “Transaction”) of the Notes and Warrants from certain funds affiliated with Gotham Green Partners (collectively, “GGP”).

As consideration for the Notes and Warrants, subject to Tilray receiving the requisite stockholder approval necessary to increase the number of shares of its authorized capital stock (the “Requisite Approval”), Tilray will issue approximately 9.0 million shares of its common stock (the “Consideration Shares”) to GGP.  In the event that Tilray does not obtain the Requisite Approval necessary for the issuance of the Consideration Shares prior to December 1, 2021, GGP may elect to receive cash in lieu of the Consideration Shares.

Tilray also agreed to provide GGP with customary resale registration rights in respect of the Consideration Shares and provided GGP with the potential to receive additional Consideration Shares in the event that the per-share closing price of Tilray’s outstanding common stock (the “Reference Price”) on the trading day immediately preceding the earlier of (i) the date that the registration statement regarding the resale of the Consideration Shares is declared effective and (ii) December 1, 2021, is less than the Reference Price on the trading day immediately preceding the public announcement of the Transaction.

Prior to Acquisition Co’s purchase of the Notes and Warrants, MedMen entered into certain amendments to these securities with GGP to facilitate Acquisition Co.’s acquisition of its interest in these securities in compliance with applicable securities laws and stock exchange rules.  As a result of the Transaction, Tilray indirectly acquired a right to 68% of the Notes and the Warrants held by Acquisition Co, representing an interest of approximately 21% of the outstanding MedMen Shares on the closing date of the Transaction (assuming such Notes and Warrants were converted and exercised upon closing the Transaction).  Acquisition Co. was also granted “top-up” rights enabling it (and its limited partners) to maintain its percentage ownership (on an “as-converted” basis) in the event that MedMen issues equity securities upon conversion of convertible securities that may be issued by MedMen.

The Notes and Warrants may be exercised by Acquisition Co. (or Tilray if Tilray elects to have the Notes and/or Warrants it beneficially owns distributed from Acquisition Co.) following the date that the federal laws in the United States are amended to permit the general cultivation, distribution and possession of cannabis or to remove the regulation of such activities from the federal laws of the United States (a “Triggering Event”) or upon Tilray’s waiver of a Triggering Event, subject to the provisions of the Notes and Warrants and the agreements related thereto.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure in Item 1.01 of this Form 8-K is incorporated into this Item 3.02 by reference.

The Consideration Shares issuable upon receipt of the requisite stockholder approval necessary to increase the number of shares of its authorized capital stock will be issued in reliance on the exemption provided by Section 4(a)(2) of the Securities Act for the offer and sale of securities not involving a public offering.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Exhibit Description

99.1	Press release dated August 17, 2021

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TILRAY, INC.

Dated: August 17, 2021	By:	/s/ Mitchell Gendel
	Name:	Mitchell Gendel
	Title:	Global General Counsel